Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453
Telephone:	781-250-0111
Telefax:	781-250-0115

FOR IMMEDIATE RELEASE

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 419-1900	Laura Whitehouse VP Market Development (781) 419-1812

Repligen Reports Second Quarter Fiscal Year 2008 Financial Results

WALTHAM, MA – November 8, 2007 – Repligen Corporation (NASDAQ: RGEN) today reported results for the second quarter of fiscal year 2008, ended September 30, 2007. Total revenue for the quarter was $5,352,000 compared to $2,865,000 for the second quarter of fiscal year 2007 ended September 30, 2006, an increase of $2,487,000 or 87%. Total revenue for the quarter consisted primarily of Protein A product revenue. Gross profit on product revenue for the second quarter of fiscal year 2008 was $3,744,000 (73%) compared to $1,765,000 (66%) for the same period in fiscal year 2007, an increase of $1,979,000 or 112%.

During the second quarter of fiscal year 2008, the Company reached a settlement with ImClone Systems in the patent infringement lawsuit against ImClone related to the manufacture and sale of Erbitux®. As a result of the Settlement Agreement, the Company recorded a net gain from litigation settlement of $40,170,000 as a separate component of operating expenses.

Operating expenses, exclusive of the net gain from litigation settlement, were $4,752,000 for the second quarter of fiscal year 2008 compared to $3,961,000 for the same period in fiscal year 2007. This increase in operating expenses of $791,000 was primarily the result of other litigation expenses as well as increased external research and direct material expenses, which were partially offset by lower clinical operations costs.

Net income for the second quarter of fiscal year 2008 was $40,306,000 or $1.29 per diluted share, compared to a net loss for the second quarter of fiscal year 2007 of $863,000 or $.03 per share. Cash, cash equivalents and marketable securities as of September 30, 2007 were $62,696,000 compared to $22,627,000 as of March 31, 2007.

“We are very pleased to have monetized one of our intellectual property assets and that our Protein A business continues to provide a growing stream of revenue and profits,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Our financial strength will allow us to vigorously invest in our CTLA4 intellectual property, our Protein A business and our product pipeline without the financial risks normally associated with a clinical stage biotechnology company.”

For the six-month period ended September 30, 2007, total revenue was $11,331,000 compared to $6,493,000 for the same period in fiscal year 2007. Gross profit on product revenue for the six-month period ended September 30, 2007 was $7,761,000 (71%) compared to $4,135,000 (68%) for the same period in fiscal year 2007. Net gain from litigation settlement for the six-month period ended September 30, 2007 was $40,170,000. Operating expenses, exclusive of the net gain from litigation settlement, were $10,746,000 for the six-month period ended September 30, 2007 compared to $7,710,000 for the same period in fiscal year 2007. Net income for the six-month period ended September 30, 2007 was $40,546,000 or $1.30 per diluted share compared to a net loss of $763,000 or $.03 per share in the same period in fiscal year 2007.

Corporate Update

Secretin for Imaging of the Pancreas

In September, we had a meeting with the FDA to discuss the positive results of our Phase 2 clinical study of RG1068, synthetic human secretin, for MRI imaging of the pancreas as well as the FDA’s requirements for registration. Based on our discussion with the FDA, we believe that a single, well-controlled Phase 3 clinical trial which reproduces the Phase 2 study will be sufficient for product registration. We are currently finalizing the Phase 3 protocol and related documents and plan to initiate the Phase 3 study in the first quarter of 2008. We believe there may be more than 100,000 pancreatic MRI imaging procedures conducted in the U.S. each year that could benefit from the use of secretin.

Uridine for Bipolar Disorder

Today we reported the results from our Phase 2 clinical trial of RG2417, an oral formulation of uridine, in bipolar disorder. This was a multi-center study in which 84 patients received RG2417 or a placebo over a 6-week period. The objective of the study was to assess the safety and efficacy of RG2417 on the symptoms of bipolar depression as measured by the co-primary endpoints, the Montgomery-Asberg Depression Rating Scale (MADRS) and the Clinical Global Impression of Change in Bipolar Disorder scale (CGI-BP-C). Patients were evaluated at baseline and then weekly using these standardized tools to assess change in their symptoms. Over the six-week treatment period, the study demonstrated a statistically significant improvement in the symptoms of depression in the patients receiving RG2417 when compared to placebo on the MADRS (p=0.03) and a strong trend toward improvement on the CGI-BP-C (p=0.06). This study was conducted under a development agreement with the Stanley Medical Research Institute.

Transcription Activators for Friedreich’s Ataxia

In April, we acquired the rights to intellectual property covering compounds which may have utility in treating Friedreich’s ataxia. We have synthesized and evaluated more than 100 compounds for their activity and have identified several with improved potency and specificity. We are continuing to evaluate this family of compounds for activity in animal models of Friedreich’s ataxia and other neurodegenerative diseases. In September, we received a $100,000 research grant from the Friedreich’s Ataxia Research Alliance (FARA) to support some of the research activities. FARA is a non-profit organization dedicated to the pursuit of scientific research leading to treatments and a cure for Friedreich’s ataxia.

Intellectual Property

ImClone Litigation Settlement

In September, we announced settlement with ImClone Systems, Incorporated (ImClone) in the lawsuit against ImClone for infringement of U.S. Patent No. 4,663,281 based on ImClone’s manufacture and sale of Erbitux®. The settlement provided for ImClone to pay $65 million to coplaintiffs

Repligen and The Massachusetts Institute of Technology (MIT) which resulted in net proceeds to Repligen of approximately $40 million after payment of obligations to MIT and legal expenses.

CTLA4-Ig Patent

In 2006, Repligen and The University of Michigan filed a lawsuit against Bristol-Myers Squibb (Bristol) for infringement of a U.S. patent that covers a method of treating rheumatoid arthritis with CTLA4-Ig. Bristol markets CTLA4-Ig for treatment of rheumatoid arthritis, under the brand name Orencia® . Recently, the Court held a Markman hearing in order to interpret the meaning of the claims in the patent. In its ruling on claims construction, the Court rejected Bristol’s attempt to insert a mechanistic limitation on the use of CTLA4-Ig for the treatment of rheumatoid arthritis and accepted our straightforward reading of the claim. We anticipate that Summary Judgment briefing will be complete in February and a trial will occur in April.

Quarterly Conference Call

Walter C. Herlihy, Ph.D., will host a conference call and webcast on Thursday November 8th at 11:00 a.m. EST, to review second quarter fiscal year 2008 financial results and expectations and provide a quarterly update of the Company. This call is being webcast and can be accessed via Repligen’s website at www.repligen.com or you may also listen to the live broadcast by calling (800) 591-6945 for domestic calls and (617) 614-4911 for international calls. Participants must provide the following passcode: 91810104. For those who cannot participate in the live conference call, an archive of the audio webcast will be available shortly after the call and may be accessed at www.repligen.com.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for diseases that affect the central nervous system. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

SELECTED FINANCIAL DATA

Operating Statement Data:

	Three months ended September 30,		Six months ended September 30,
	2007	2006	2007	2006
Revenue:
Product revenue	$5,156,000	$2,680,000	$10,888,000	$6,043,000
Other revenue	196,000	185,000	443,000	450,000

Total revenue	5,352,000	2,865,000	11,331,000	6,493,000
Operating expenses:
Cost of product revenue	1,412,000	915,000	3,127,000	1,908,000
Research and development	1,154,000	1,583,000	3,291,000	2,798,000
Selling, general and administrative	2,186,000	1,463,000	4,328,000	3,004,000
Net gain from litigation settlement	(40,170,000)	—	(40,170,000)	—

Total operating expenses	(35,418,000)	3,961,000	(29,424,000)	7,710,000
Income (loss) from operations	40,770,000	(1,096,000)	40,755,000	(1,217,000)
Investment income	366,000	236,000	623,000	460,000
Interest expense	(3,000)	(3,000)	(5,000)	(6,000)

Income (loss) before taxes	41,133,000	(863,000)	41,373,000	(763,000)
Income tax provision	827,000	—	827,000	—

Net income (loss)	$40,306,000	$(863,000)	$40,546,000	$(763,000)

Earnings (loss) per share:
Basic	$1.31	$(0.03)	$1.32	$(0.03)

Diluted	$1.29	$(0.03)	$1.30	$(0.03)

Weighted average shares outstanding:
Basic	30,767,000	30,364,000	30,667,000	30,361,000

Diluted	31,224,000	30,364,000	31,150,000	30,361,000

Balance Sheet Data:
Cash and marketable securities *	$62,696,000	$22,627,000
Total assets	70,803,000	29,076,000
Total stockholders’ equity	66,821,000	25,538,000

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

###